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                                                                 EXHIBIT 8.1(b)


                             FORM OF TAX OPINION



                       [Hale and Dorr LLP Letterhead]



                                                        February __, 1999


Lifeline Systems, Inc.
640 Memorial Drive
Cambridge, MA 02139-4851


        Re:     Amended and Restated Agreement and Plan of Contribution and
Merger among Protection One, Inc., Protection One Acquisition Holding Corporation, P-1 Merger Sub, Inc. (Del.), P-1 Merger Sub, Inc. (Mass.), and Lifeline Systems, Inc.

Ladies and Gentlemen:

        This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy and Prospectus relating to the Amended and Restated Agreement and Plan of Contribution and Merger dated as of October 28, 1998 (the "Contribution Agreement"), by and among Protection One, Inc., a Delaware corporation ("Parent"), Protection One Acquisition Holding Corporation, a Delaware corporation ("New Parent") and a wholly-owned subsidiary of Parent, P-1 Merger Sub, Inc., a Delaware corporation ("Merger Sub II") and wholly-owned subsidiary of New Parent, P-1 Merger Sub, Inc., a Massachusetts corporation ("Merger Sub I") and wholly-owned subsidiary of New Parent, and Lifeline Systems, Inc., a Massachusetts corporation ("Lifeline"). Pursuant to the Contribution Agreement, Merger Sub II will merge with and into Parent (the "Parent Merger") and Merger Sub I will merge with and into Lifeline (the "Lifeline Merger" and together with the Parent Merger, the "Mergers"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Contribution Agreement and the exhibits thereto or in the letters delivered to Hale and Dorr LLP by Parent, New Parent, Lifeline, Western Resources, Inc. ("Western"), and Westar Capital, Inc., a wholly-owned subsidiary of Western ("Westar") containing certain representations of Parent, New Parent, Lifeline, Western, and Westar relevant to this opinion (the "Representation Letters"). All section references, unless otherwise


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indicated, are to the United States Internal Revenue Code of 1986, as amended
(the "Code").

        In our capacity as counsel to Lifeline in the Lifeline Merger, and for purposes of rendering this opinion, we have examined and relied upon the Contribution Agreement and the exhibits thereto, the Registration Statement, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

        We have assumed that all parties to the Contribution Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Contribution Agreement and documents and that the Mergers will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Contribution Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Contribution Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party will be correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

        The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Lifeline Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed after the Effective Time or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

        Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

        This opinion addresses only the specific United States federal income tax consequences of the Lifeline Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax



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consequences that may result from the Lifeline Merger or any other transaction
(including any transaction undertaken in connection with the Lifeline Merger). We express no opinion regarding the tax consequences of the Lifeline Merger to shareholders of Lifeline that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Lifeline Merger arising in connection with the ownership, exchange, or exercise of options or warrants to acquire Lifeline stock.

        On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Lifeline Merger will qualify as an exchange within the meaning of Section 351 of the Code. No opinion is expressed as to any federal income tax consequence of the Lifeline Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

        This opinion is being delivered to you solely as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Lifeline Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                                Very truly yours,